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                                                                    Exhibit 23.1



                          CROUCH, BIERWOLF & CHISHOLM
                          CERTIFIED PUBLIC ACCOUNTANT
                          50 West Broadway, Suite 1130
                           Salt Lake City, Utah 84101



June 19, 2000


Board of Directors
Net Master Consultants, Inc.
34700 Pacific Coast Highway, Suite 303
Capistrano Beach
CA 92624


Re:  Consent to Use Our Audited Financial
     Statements as an Exhibit to Net Master Consultants, Inc.
     S-8 Registration Statement


Gentlemen:

Please let this letter serve as our consent to the filing of our audited financial statements of Net Master Consultants, Inc., a Texas corporation, dated February 7, 2000 for the year ending December 31, 1998 and 1999.

Very truly yours,

CROUCH, BIERWOLF & CHISHOLM


Per: /s/ TODD CHISHOLM
     ------------------------------
     TODD CHISHOLM